As filed with the Securities and Exchange Commission on May 24, 2006

Registration Statement No. 333-108302

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 4 TO FORM SB-2 ON

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FORM S-3

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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SLS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

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DELAWARE	52-2258371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1650 WEST JACKSON
OZARK, MISSOURI 65721
(417) 883-4549

(Address and telephone number of principal executive offices)

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JOHN M. GOTT
1650 WEST JACKSON
OZARK, MISSOURI 65721
(417) 883-4549

(Name, address, and telephone number of agent for service)

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copies to:

JEFFREY M. MATTSON
FREEBORN & PETERS LLP
311 SOUTH WACKER DRIVE, SUITE 3000
CHICAGO, IL 60606-6677
(312) 360-6312

(Name, address, and telephone number for copies of all communications)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the selling stockholders may decide.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

SLS INTERNATIONAL, INC.

1,100,000 SHARES OF COMMON STOCK

This prospectus relates to the sale of up to 1,100,000 shares of our common stock by two selling stockholders. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of our shares by selling stockholders.

Our common stock is traded on the American Stock Exchange under the symbol “SLS.” On April 18, 2006, the last reported sale price for our common stock as reported on the American Stock Exchange was $0.78 per share.

The date of this prospectus is May 24, 2006. You should read this entire prospectus, including the documents incorporated by reference, before you invest.

The securities offered in this prospectus involve a high degree of risk. You should consider the “Risk Factors” beginning on page 2 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SLS INTERNATIONAL, INC.

1650 West Jackson

Ozark, Missouri 65721

(417) 883-4549

www.slsloudspeakers.com

May 24, 2006

Unless otherwise specified, the information in this prospectus is set forth as of May 24, 2006, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should carefully read the entire prospectus including “Risk Factors,” the consolidated financial statements and the incorporated documents before making an investment decision.

The Company

We manufacture premium-quality loudspeakers and sell them through our dealer networks. The speakers use our proprietary ribbon-driver technology and are generally recognized in the industry as high-quality systems. We sell a Professional Line of loudspeakers; a Commercial Line of loudspeakers; Home Theater systems; a line for recording and broadcast studios; a line for contractor installations and touring companies; a line of in-wall, in-ceiling and outdoor loudspeakers; and a line for the cinema and movie theater market. Our executive offices are located at 1650 West Jackson, Ozark, Missouri, 65721, with telephone number (417) 883-4549.

The Offering by the Selling Stockholders

We entered into option agreements with Steerpike (Overseas) Ltd. and Beth Broday, pursuant to which we granted options to purchase 1,100,000 shares of our common stock for $0.25 per share. Steerpike and Ms. Broday, the selling stockholders under this prospectus, are offering for sale up to 1,100,000 shares of our common stock, which are the shares issuable upon exercise of the options. Through April 18, 2006, Steerpike had already exercised options for 260,000 shares of our common stock and sold such shares, and Ms. Broday had already exercised all of her options for 100,000 shares and sold such shares. On April 18, 2006, there were 47,098,310 shares of our common stock outstanding. Upon the selling stockholders’ exercise of the options, the number of shares offered by this prospectus (740,000 shares, as a result of the selling stockholders’ prior sale of 360,000 shares) represents 1.5% of our total common stock outstanding on April 18, 2006.

Trading Information and Symbol

Our stock trades on the American Stock Exchange under the symbol “SLS.” On April 18, 2006, the last reported sale price for our common stock was $0.78 per share.

RISK FACTORS

An investment in our common stock involves various risks, including those described in the risk factors below. You should carefully consider these risk factors, together with all of the other information included in this report, before you decide whether to invest in our common stock. If any of the following risks, or any other risks not described below, develop into actual events, then our business, financial condition, results of operations, or prospects could be materially adversely affected, the market price of our common stock could decline further and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We Have a History of Losses and May Not Be Profitable in the Future if We Do Not Achieve Sufficient Revenue to Absorb Recent and Planned Expenditures.

We have experienced significant operating losses since investing in the development of ribbon driver technology in 1998 and, through December 31, 2005 have an accumulated retained deficit of approximately $36,799,515. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods.

We Will Depend on Additional Capital.

Our ability to implement our strategy and expand our operations largely depends on our access to capital. To implement our long-term strategy, we plan to make ongoing expenditures for the expansion and improvement of our product line and the promotion of our products. To date, we have financed our operations primarily through sales of equity and the issuance of notes. We will need to issue additional equity or other securities to obtain the financing required to continue our operations. However, additional capital may not be available on terms acceptable to us. Our failure to obtain sufficient additional capital could curtail or alter our growth strategy or delay needed capital expenditures.

Our Dependence upon Third-Party Dealers for Sales Makes Us Vulnerable to the Efforts of Others Which Are Beyond Our Control.

Our distributors may not continue their current relationships with us and they may give higher priority to the sale of our competitors’ products. In addition, to be effective, distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. Our current and future distributors may not devote sufficient resources to market our products effectively and economic or industry conditions may adversely affect their ability to market or sell for us. A reduction in sales efforts or a discontinuation of distribution of our products by any distributor could lead to reduced sales and greater net losses.

We May Not Gain Market Acceptance of Our Ribbon Driver Technology.

We believe that revenues from our ribbon driver product line will account for a material portion of our revenue for the foreseeable future. Our future financial performance will depend on the market acceptance of our ribbon driver technology and products. To date, we have had limited sales of products containing our new technology ribbon drivers. If our ribbon driver technology and product line do not gain sufficient positive market acceptance, we may not achieve anticipated revenue, profits or continued viability.

In the Loudspeaker Market, We Are Subject to Intense Competition.

Although our ribbon driver loudspeaker products are relatively new and emerging, the markets for loudspeaker products are extremely competitive and we expect such competition to increase. The market for sound enhancement products in general is intensely competitive and sensitive to new product introductions or enhancements and marketing efforts by our competitors. The market is sustained by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. We expect to experience increasing levels of competition in the future. Although we have attempted to design our loudspeaker systems to compete favorably with competitive products, we may not be able to establish and maintain our competitive position against current or potential competitors. Aggressive competition could cause us to have sales and profitability below expectations.

If We Are Unable to Hire or Retain Qualified and Skilled Personnel as Necessary, We May Not Be Able to Develop New Products or Successfully Manage Our Business.

We believe our success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. However, we may not be successful in identifying, attracting and retaining such personnel. Our success also depends to a great degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on John Gott, Chief Executive Officer. We presently maintain key person life insurance on Mr. Gott in the amount of $5 million, and we have an employment contract with him that expires in June 2008. If we experience the loss of the services of any of our key personnel, we may be unable to identify, attract or retain qualified personnel in the future. This could make it difficult for us to manage our business and meet key objectives, or achieve or sustain profits.

Our Patent Application May Not Be Issued and Even If It Is Issued, We Still May Not Be Able to Adequately Protect the Patent or Our Other Intellectual Property.

In September 2002, we filed a U.S. patent application on one portion of our proprietary ribbon driver technology. Our success will depend in significant part on our ability to obtain, preserve and defend U.S. patent protection for this technology. The patent may not be issued from the patent application. The issuance of a patent is not conclusive as to its validity or enforceability and, if a patent is issued, it is uncertain how much protection, if any, will be given to our patent if we attempt to enforce it. Litigation, which could be costly and time consuming, may be necessary to enforce our current patents or any patent issued in the future or to determine the scope and validity of the proprietary rights of third parties. A competitor may successfully challenge the validity or enforceability of a patent or challenge the extent of the patent’s coverage. If the outcome of litigation is adverse to us, third parties may be able to use our patented technology without payment to us. Even if we are successful in defending such litigation, the cost of litigation to uphold the patent can be substantial. On March 12, 2004, we acquired Evenstar, Inc., by a merger with and into our newly formed, wholly owned subsidiary, Evenstar Mergersub, Inc. Evenstar is the owner of one issued patent and a second patent that was issued in September 2004. The patents are for Evenstar’s digital amplification technology, which provides for substantially reduced production costs compared to amplifiers of comparable quality. We filed two additional patents in 2005 and one more in January 2006.

It is possible that competitors may infringe our patents or successfully avoid them through design innovation. To stop these activities we may need to file a lawsuit. These lawsuits are expensive and would consume time and other resources. In addition, there is a risk that a court would decide that our patent is not valid, that we do not have the right to stop the other party from using the inventions, or that the competitor’s activities do not infringe our patent.

Our competitive position is also dependent upon unpatented technology and trade secrets, which may be difficult to protect. Others may independently develop substantially equivalent proprietary information and techniques that would legally circumvent our intellectual property rights. Currently, we have not registered any potential trademarks and we may not be able to obtain registration for such trademarks.

The Use of Our Technologies Could Potentially Conflict With the Rights of Others.

Our competitors, or others, may have or may acquire patent rights that they could enforce against us. If our products conflict with patent rights of others, third parties could bring legal actions against us or our suppliers or customers, claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to alter our products or obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any legal action and a required license under the patent may not be available on acceptable terms or at all. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial.

We Must Expand Our Operations to Commercialize Our Products, Which We May Not Be Able to Do.

We will need to expand and effectively manage our operations and facilities to successfully pursue and complete our commercialization efforts. We will need to add personnel, including management, and expand our capabilities, which may strain our existing managerial, operational, financial and other resources. To compete effectively and manage our growth, we must train, manage and motivate a substantially larger employee base, accurately forecast demand for our products and implement operational, financial and management information systems. In the event that we fail to expand or manage our growth effectively or if we cannot recruit qualified employees, our commercialization efforts could be curtailed or delayed.

We May Acquire Other Businesses or Technologies, and We May Not be Able to Integrate and Operate the Acquisitions.

In March 2004 we acquired Evenstar, Inc. From time to time, we have considered the acquisition of other businesses or other technologies, and we continue to consider such acquisitions as opportunities arise. Some of these businesses and technologies, including Evenstar, are directly related to our business and others are not. If we make any such acquisitions, we may not be able to efficiently combine our operations with those of the businesses or technologies we acquire without encountering difficulties. These difficulties could result from a variety of issues, including incompatible operating practices, corporate cultures, product lines, or technologies. As a result, we may have difficulties in integrating, managing and operating the acquired businesses and technologies.

RISKS RELATED TO OUR SECURITIES

Since Our Common Stock is Thinly Traded, It Can Be Subject to Extreme Rises or Declines in Price, and You May Not Be Able to Sell Your Shares at or Above the Price You Paid.

You may have difficulty reselling shares of our common stock. You may not be able to resell your shares at or above the price you paid, or at a fair market value. The stock markets often experience significant price and volume changes that are not related to the operating performance of individual companies. These broad market changes may cause the market price of our common stock to decline regardless of how well we perform as a company.

Future Sales of Common Stock Could Depress the Price of Our Common Stock.

Future sales of substantial amounts of our common stock pursuant to Rule 144 under the Securities Act of 1933 or otherwise could have a material adverse impact on the market price for the common stock at the time. On March 6, 2006, there were approximately 15,746,613 outstanding shares of our common stock held by stockholders that are deemed “restricted securities” as defined by Rule 144 under the Securities Act. The resale of many of these shares has been registered on a registration statement filed with the U.S. Securities and Exchange Commission. Upon sale pursuant to such registration statement, the shares would no longer be restricted securities. Also, under certain circumstances, these shares may be sold without registration pursuant to the provisions of Rule 144. In general, under Rule 144, a person (or persons whose shares are aggregated) who has held the stock for one year may, under certain circumstances, sell within any three-month period a number of restricted securities that does not exceed the greater of 1% of the shares outstanding or the average weekly trading volume during the four calendar weeks preceding the notice of sale required by Rule 144. In addition, Rule 144 permits, under certain circumstances, the sale of restricted securities without any quantity limitations by a non-affiliate who has held the security for two years. Any sales of shares by stockholders pursuant to a registration statement or Rule 144 may have a depressive effect on the price of our common stock.

We May Have Liability for Prior Issuances of Our Stock.

From May 1, 2002 through May 10, 2004, warrant holders exercised 2,545,800 of our Class A Warrants and 22,600 of our Class B Warrants for a total of 2,568,400 shares of common stock. The warrant holders paid an aggregate of $1,340,700 for these exercises. From May 1, 2002 through May 10, 2004, the registration statement that we filed with the U.S. Securities and Exchange Commission to register the common stock issuable upon exercise of these warrants may not have been “current” because the registration statement had not been amended to include our most recent audited financial statements. As a result, the former warrant holders may be entitled to demand a rescission of their previous exercises of common stock. We intended to, but ultimately did not, make a rescission offer in 2005 to all warrant holders who exercised warrants during the period from May 1, 2002 through May 10, 2004. The rescission offer would require us to repurchase the shares of common stock issued upon exercise of the warrants at their original exercise price, $.50 for the Class A Warrants and $3.00 for the Class B Warrants, at each warrant holder’s option. If all warrant holders accepted the rescission offer, we would be required to pay

$1,340,700 plus interest, which amount would be reduced to the extent of the proceeds from any sales of the underlying common stock by the former warrant holders. Acceptance of the rescission offer by all former warrant holders could have a material adverse effect. The current market price is over the $.50 exercise price of the Class A Warrants, and if that remains true, we would expect no former holders of Class A Warrants to accept any rescission offer. The current market price is below the $3.00 exercise price of the Class B Warrants. Only 22,600 Class B Warrants were exercised during the rescission offer period, making our potential rescission liability to the former Class B Warrant holders equal to $67,800 plus interest, which amount would be reduced to the extent of any sales of the underlying common stock by the former warrant holders.

We did not make the rescission offer in 2005, as we focused instead on capital-raising, new product launches, and other activities. In 2006, we intend to determine whether to make the rescission offer or to allow the statute of limitations to continue to run through their expiration under applicable state law.

Shares of Convertible Preferred Stock May Not Have Been Validly Issued.

In 2001 - 2003, we sold shares of our Convertible Preferred Stock, which is sometimes reflected in our financial statements as our Series A Preferred Stock. We subsequently discovered that the certificate of designation for the Convertible Preferred Stock had not been filed, and we made such filing in December 2004. The delay in filing the certificate of designation may have resulted in the shares of Convertible Preferred Stock not being validly issued under Delaware law. To date, we have issued 1,891,473 shares of the Convertible Preferred Stock, all of which were issued prior to the filing of the certificate of designation and 44,000 of which remain outstanding on March 21, 2006. All other shares have converted to common stock on a 10-to-1 basis, at a conversion price of $0.25 per share. We believe that the conversion to common stock cures any issues related to the potential invalid issuance of shares of Convertible Preferred Stock. We may have rescission liability for the 44,000 shares that have not converted, subject to the prior expiration of applicable statutes of limitation.

Certain Restrictive Covenants May Limit Our Ability to Raise Additional Capital and Affect Other Aspects of Our Business.

In our January 2005 private placement of Series C Preferred Stock and warrants, we entered into a securities purchase agreement with the investors. The agreement and the certificate of designation for the Series C Preferred Stock contain numerous covenants that limit our financing and other activities, including those described in the following paragraphs. In late 2005 and early 2006, we have been attempting to raise additional capital, and the restrictions contained in this agreement and the certificate of designation, have created a significant impediment to our capital-raising efforts.

So long as at least 3,750 shares of the Series C Preferred Stock are outstanding and held by the original purchasers thereof, we may not pay any cash dividends, make distributions, redeem or repurchase any capital stock, or repay or prepay any previously existing indebtedness of ours other than as expressly required pursuant to the terms of such indebtedness.

So long as any shares of the Series C Preferred Stock are beneficially owned by the original purchasers thereof, we may not issue or sell any rights, warrants or options to subscribe for or purchase our common stock, or any other securities directly or indirectly convertible into or exchangeable or exercisable for our common stock, at an effective conversion, exchange or exercise price that varies or may vary with the market price of our common stock.

Prior to January 3, 2007, the investors in the January 2005 private placements have a right to participate in any issuance of equity securities, equity-linked securities, or convertible debt, subject to certain exceptions. The participation rights may prevent other potential investors from making offers for, or entering into agreements to purchase, our securities and thereby limiting our ability to raise capital.

If we issue our common stock at a price per share less than the then-current exercise price of the 6,000,000 warrants issued together with the sale of our Series C Preferred Stock, the exercise price of the warrants shall be adjusted downward pursuant to a formula set forth in the warrants.

We Are Obligated to Redeem Our Series C Preferred Stock Upon the Occurrence of Certain Events.

Pursuant to the terms of the certificate of designation for our Series C Preferred Stock, we are required to redeem the Series C Preferred Stock upon the occurrence of certain events, including the following:

•

our common stock is suspended from trading on any of, or is not listed or quoted (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or the OTC Bulletin Board for an aggregate of ten or more trading days in any twelve-month period;

•

the registration statement that registered the resale of shares of common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants, after being declared effective, cannot be used by the holders of Series C Preferred Stock for the resale of all of the common stock issuable to them for an aggregate of more than 20 days, subject to certain exceptions;

•

we make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for us or for a substantial part of our property or business, or such a receiver or trustee shall otherwise be appointed;

•

bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against us or any subsidiary of ours and if instituted against us or any of our subsidiaries by a third party, shall not be dismissed within 60 days of their initiation;

•

if at least 3,750 shares of Series C Preferred Stock are outstanding and held by the original purchasers thereof and we do any of the following:

(a)

sell, convey or dispose of all or substantially all of our assets;

(b)

consummate specified mergers, consolidations or business combinations;

(c)

engage in transactions providing for sales or issuances by us or our stockholders that result in the purchaser owning or having the right to acquire greater than 35% of the outstanding shares of our common stock (calculated on a fully diluted basis); or

(d)

issue or agree to issue any equity or equity-linked securities or debt that is convertible into equity or in which there is an equity component, subject to certain exceptions;

•

we either fail to make any payment with respect to any of our indebtedness in excess of $250,000, subject to certain exceptions, or default under any agreement binding us, subject to certain exceptions; or

•

we breach any material term under the certificate of designation for our Series C Preferred Stock, the Series C Preferred Stock securities purchase agreement, the registration rights agreement or the warrants attached to the Series C Preferred Stock, subject to certain exceptions.

Any such redemption would be made at a premium in excess of the purchase price of the shares of Series C Preferred Stock, as determined by a formula set forth in the certificate of designation for the Series C Preferred Stock. These requirements may cause us to pay a significant amount of money to redeem the Series C Preferred Stock or may cause us to avoid taking certain actions in order to prevent the occurrence of such redemption requirement.

We May Be Required to Pay Substantial Amounts to the Investors in Our January 2005 Private Placement Upon the Occurrence of Certain Events.

In connection with the January 2005 private placement of our Series C Preferred Stock and warrants, we agreed to file a registration statement to register the resale of shares of our common stock by the investors in the private placement. We have an obligation to register additional shares that may be issuable from time to time as a result of potential adjustments to the preferred stock and warrants. We filed a registration statement to register the resale of these shares, and the registration statement was declared effective in February 2005.

We could be required to pay amounts to each investor upon the occurrence of certain events, including (a) the number of the investors’ shares registered on the registration statement is less than the number then issued or issuable to such investors pursuant to the Series C Preferred Stock and warrants; (b) sales of our common stock can not be made pursuant to the registration statement; or (c) our common stock is not traded, listed or included for quotation, as applicable, on the OTC Bulletin Board, American Stock Exchange or other stock exchanges or certain automated quotation systems. Each of the foregoing events are, to some extent, beyond our control.

If any of the foregoing events occur, then we would be required to pay each investor an amount equal to the product of (x) the number of shares of Series C Preferred Stock held by such investor (plus any shares of preferred stock that have been converted into shares of our common stock then held by such investor as if such shares of preferred stock had not been so converted) multiplied by the per share purchase price, multiplied by (y).02 for each thirty-day period prior to the elimination or termination of such event. Assuming that the 6,000,000 shares of Series C Preferred Stock originally issued remain the number outstanding during such periods, then the amounts payable pursuant to such provisions are $300,000 each thirty-day period.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. We incorporate by reference into this prospectus the documents filed with the SEC that are listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the sale of all securities registered under the registration statement of which this prospectus forms a part:

•

Our annual report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006, as amended by Form 10-K/A filed on April 28, 2006;

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Our quarterly report on Form 10-Q for the quarter ended March 31, 2006 filed May 15, 2006;

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Our current reports on Form 8-K filed April 3, 2006, April 20, 2006, May 16, 2006 and May 17, 2006; and

•

A description of our common stock contained in our registration statement on Form 8-A filed October 12, 2005, and all amendments thereof and reports filed for the purpose of updating such description.

Upon written or oral request, we will provide to you free of charge a copy of any or all of the documents incorporated by reference, other than exhibits to such documents unless the exhibits are specifically incorporated by reference in those documents. You should direct any requests for documents to:

Michael L. Maples

1650 West Jackson

Ozark, Missouri 65721

(417) 883-4549

Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FURTHER INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices. You can obtain copies of these materials from the Public Reference Section of the Securities and Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the Securities and Exchange Commission’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement or the documents incorporated by reference. The registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at prescribed rates.

FORWARD-LOOKING STATEMENTS

This registration statement, as well as the reports filed with the SEC that are incorporated by reference in this prospectus, contain forward-looking statements made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding our expected financial position, results of operations, cash flows, dividends, financing plans, strategy, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and markets for stock. These forward-looking statements are based largely on our expectations and, like any other business, are subject to a number of risks and uncertainties, many of which are beyond our control. The risks include those stated in the “Risk Factors” section of this registration statement and economic, competitive and other factors affecting our operations, markets, products and services, expansion strategies and other factors discussed elsewhere in this registration statement and the other documents we have filed with the Securities and Exchange Commission that are incorporated by reference in this prospectus. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this registration statement will in fact prove accurate, and our actual results may differ materially from the forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. However, we may receive up to $275,000 in proceeds from the selling stockholders’ exercise of the options pursuant to which the shares registered hereby are issuable. Any proceeds received upon the selling stockholders’ exercise of the options will be used for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The following table provides the name of each selling stockholder, the number of shares owned by the selling stockholder, and the number of shares that may be offered for resale under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Neither the selling stockholders nor any of their affiliates have held a position or office, or had any other material relationship, with us.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (2)	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering

Steerpike (Overseas) Ltd. (1)	1,000,000	2.1%	1,000,000	0%
Beth Broday (1)	100,000	*	100,000	0%

———————

 *

Less than 1%

(1)

Represents shares that may be acquired upon the exercise of outstanding and fully exercisable options at an exercise price of $0.25 per share. Through April 18, 2006, Steerpike (Overseas) Ltd. had exercised options for and sold 260,000 shares, leaving it with options to purchase 740,000 shares, and Ms. Broday had exercised all of her options for 100,000 shares and sold all such shares.

(2)

Percentage of outstanding shares is based on 47,098,310 shares of common stock (which is the number of shares outstanding on April 18, 2006), plus the assumed exercise of the options held by the selling stockholder. The percentage beneficially owned by Steerpike would be 1.5% using its remaining number of shares, 740,000, instead of 1,000,000.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus may be offered from time to time by the selling stockholders. The common stock may be sold or distributed from time to time by the selling stockholders and any of their pledgees, assignees, transferors, donees and successors in interest directly to one or more purchasers or through agents, broker/dealers or underwriters at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling stockholder will act independently in making decisions with respect to the timing, manner and size of each sale of the shares covered in this prospectus. The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•

ordinary brokers’ transactions and transactions in which the broker/dealer solicits purchasers, which may include long sales and short sales effected after the effective date of the registration statement of which this prospectus is a part;

•

transactions involving cross or block trades in which the broker/dealer will attempt to sell shares of the common stock as agent but may position and resell portions of the block as principal to facilitate the transactions;

•

through agents, broker/dealers, or underwriters;

•

“at the market” to or through market makers or into an existing market for the common stock;

•

in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•

in privately negotiated transactions;

•

an exchange distribution in accordance with the rules of the applicable exchanges;

•

settlement of short sales;

•

through transactions in swaps, options or other derivative securities (whether exchange listed or otherwise);

•

any combination of the foregoing; and

•

any other method permitted from time to time by applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for or sells as principal to the purchaser of shares, from the purchaser) in amounts to be negotiated. In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

We will pay all of the fees and expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

While they are engaged in a distribution, if any, of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, if any, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security that is the subject of the distribution, if any, until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution, if any, of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or are eligible for sale under Rule 144(k).

LIMITATION ON LIABILITY OF DIRECTORS

Our certificate of incorporation and by-laws indemnify our directors to the fullest extent permitted by the Delaware General Corporation Law. The Delaware laws permit a corporation to limit or eliminate a director’s personal liability to the corporation or the holders of its capital stock for breach of duty. This limitation is generally unavailable for acts or omissions by a director which were (i) in bad faith, (ii) were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated or (iii) involved a financial profit or other advantage to which such director was not legally entitled. The Delaware laws also prohibit limitations on director liability for acts or omissions which resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution and particular types of loans. The effect of these provisions is to eliminate the rights of our company and our stockholders (through stockholders’ derivative suits on behalf of our company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

LEGAL MATTERS

Legal matters in connection with this offering will be passed upon by Freeborn & Peters LLP, 311 South Wacker Drive, Suite 3000, Chicago, Illinois 60606.

EXPERTS

The audited financial statements of the Company as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated by reference into this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Weaver & Martin, LLC, independent public accountants. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.

SEC Registration	$1,792	**
Legal Fees and Expenses*	$20,000
Accounting Fees*	$3,000
Miscellaneous*	$5,000
Total.	$29,792

———————

*

Estimated

**

Previously paid

ITEM 15.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our By-Laws provide that we shall, to the extent not prohibited by law, indemnify any person who was a director or officer, or any person who was serving at our request as a director, officer, partner or trustee of another entity, from claims, losses, and expenses incurred by reason of the fact that such person served as such director, officer, partner or trustee, subject to certain conditions.

Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnify for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, unless in the opinion of its counsel that the matter has been settled by controlling precedent, the company will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS

The exhibits to this registration statement are listed below. Other than exhibits that are filed herewith, all exhibits listed below are incorporated herein by reference.

Exhibit Number	Exhibit	Where Located

4.1	Specimen Certificate of Common Stock	Exhibit 4(i) to Amendment No. 1 to Registration Statement on Form SB-2 filed December 1, 2000

4.2	Form of Class A Warrant	Exhibit 4(ii) to Registration Statement on Form SB-2 filed August 15, 2000

4.3	Form of Class B Warrant	Exhibit 4(iii) to Registration Statement on Form SB-2 filed August 15, 2000

4.4	Form of Class C Warrant	Exhibit 4.2 to Form 10-QSB filed August 13, 2004

5	Opinion and Consent of Freeborn & Peters LLP	Exhibit 5 to Post-Effective Amendment No. 3 to From SB-2 on Form S-3 filed May 1, 2006

23	Consent of Weaver and Martin LLC Independent Certified Public Accountants	Exhibit 23 to Post-Effective Amendment No. 3 to From SB-2 on Form S-3 filed May 1, 2006

24	Powers of Attorney	Included in Signature Page to Amendment No. 1 to Form SB-2 filed May 31, 2005

ITEM 17.

UNDERTAKINGS

The undersigned hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)

For the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ozark, Missouri, on May 24, 2006.

SLS International, Inc.

/s/ JOHN M. GOTT
John M. Gott, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ JOHN M. GOTT*	Director, Chief Executive Officer	May 24, 2006
John M. Gott

/s/ ROBERT H. LUKE*	Director	May 24, 2006
Robert H. Luke, Ph.D

/s/ MICHAEL L. MAPLES*	Director, Chief Operating Officer,	May 24, 2006
Michael L. Maples	Chief Financial Officer and Principal Accounting Officer

*By: /s/ JOHN M. GOTT
John M. Gott
Attorney-in-fact

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